                                                                    EXHIBIT 10.5



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


        This Amended and Restated Employment Agreement (the "Amended Agreement") is made and entered into as of the __ day of June, 2002, by and among Big 5 Sporting Goods Corporation, a Delaware corporation (the "Company"), Big 5 Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Big 5 Corp."), and Robert W. Miller, an individual (the "Executive").

                                 R E C I T A L S

        A. Executive is currently employed as Chairman of the Company's Board of Directors (the "Board") and as Chairman of Big 5 Corp.'s Board of Directors pursuant to an Employment Agreement (the "Employment Agreement") between Big 5 Corp's predecessor and Executive dated as of January 1, 1993.

        B. The Company, Big 5 Corp. and Executive desire to amend and restate the Employment Agreement regarding the terms and conditions of Executive's employment by the Company and Big 5 Corp.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Big 5 Corp. hereby agree to employ Executive, and Executive hereby accepts and agrees to such employment, on the terms and subject to the conditions set forth herein.

        1. TERM OF EMPLOYMENT. This Amended Agreement shall be effective as of the Effective Date (as defined in Section 8.1) and shall govern Executive's employment from and after such date. As of any given date after the Effective Date (each such date, the "Date of Determination"), Executive's employment shall terminate on the third anniversary of the Date of Determination, unless sooner terminated in accordance with the provisions of this Amended Agreement or extended by an amendment executed by the Company, Big 5 Corp. and Executive (the "Term"). Accordingly, there shall always for all purposes be a minimum of at least three years remaining on the Term under this Amended Agreement.

        2. CAPACITY AND DUTIES. Executive shall be employed as Chairman Emeritus of the Board, with such duties and responsibilities as may be mutually agreed on by Executive and the Chief Executive Officer of the Company. Effective upon the effectiveness of this Amended Agreement, Executive will resign any and all other positions he may hold with the Company and Big 5 Corp. Executive shall thereafter provide advisory and other services to the Company. As long as Executive serves as Chairman Emeritus of the Company, the Company shall use its best efforts to ensure that Executive shall continue to be elected to serve on the Board.



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
        3. COMPENSATION.

               3.1 SALARY. During the Term, Executive's annual salary shall be Three Hundred Fifty Thousand Dollars ($350,000) (the "Annual Salary").

               3.2 PAYMENT OF TAXES. Except as explicitly provided herein, to the extent that any taxes become payable by Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment under this Amended Agreement. Any payments otherwise due hereunder to Executive, including but not limited to the Annual Salary, shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

        4. BENEFITS.

               4.1 EXPENSES. The Company agrees to repay or reimburse Executive for ordinary and necessary business expenses to the extent compatible with, and subject to the verification and substantiation documentation and procedures applicable under, the Company's general policies for its senior executive officers.

               4.2 MEDICAL AND INSURANCE BENEFITS. During the Term, the Company shall provide Executive with those group medical, health insurance, disability insurance and life insurance benefits generally available to its senior executive officers, as such benefits may be modified from time to time in the Company's sole and absolute discretion.

               4.3 VACATION AND SICK LEAVE. During the Term, Executive shall be entitled to vacations, holidays and sick leave without reduction in Executive's Annual Salary on a basis consistent with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion.

               4.4 AUTOMOBILE. During the Term, the Company shall provide Executive with an automobile on a basis consistent with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion.

               4.5 401(k) AND PROFIT-SHARING PLAN. During the Term, the Company shall provide Executive with the opportunity to participate in the Company's 401(k) plan and profit-sharing plan on a basis consistent with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion.

               4.6 OTHER BENEFITS. Executive shall also be eligible, on a basis consistent with the policies established by the Company for its senior executive officers, for any other benefits provided generally by the Company for or to its senior executive officers.

        5. TERMINATION.

               5.1 TERMINATION BY EITHER PARTY FOR ANY REASON. Each of the Company and Executive shall have the right to terminate Executive's employment under this Amended Agreement at any time for any reason or for no reason by written notice to the other party and Executive's employment shall automatically terminate upon Executive's



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death (each such event, a "Termination" and the date on which Executive's employment is terminated, the "Termination Date"). In the event of Termination, this Amended Agreement shall terminate immediately and both parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including the Company's ongoing obligations pursuant to Section 5.2 and, if applicable, Executive's ongoing obligations pursuant to Sections 6.1 and 6.2) and the Company shall pay to Executive (or Executive's estate), on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive's Annual Salary for services rendered through such date, (ii) vacation pay to the extent consistent with the Company's policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1.

               5.2 RETIREMENT BENEFITS. In recognition of Executive's 46 years of service to the Company, the Company shall also pay to Executive, on the fifth business day following the Termination Date and on each anniversary of the Termination Date thereafter, as a lump sum payment subject to Section 3.2, a payment equal to Executive's Annual Salary (each, a "Retirement Payment"). In the event Florence H. Miller, Executive's spouse (the "Spouse"), survives Executive, the Company shall make the Retirement Payments to Spouse for the remainder of her lifetime. In addition, the Company shall continue to provide for the benefit of Executive and Spouse the medical and insurance benefits referred to in Section 4.2 during their respective lifetimes; provided, however, if certain of the Company's medical and insurance programs prohibit inclusion of Executive or Spouse under such programs, the Company will pay Executive or Spouse, as the case may be, an amount of cash (on a grossed up basis to account for the impact of taxes) sufficient to procure benefits comparable to those that would otherwise be provided pursuant to Section 4.2, up to an aggregate of $25,000 per year.

               5.3 EXCLUSIVITY OF REMEDIES. Executive agrees that the rights and entitlements set forth in Section 5 apply to the exclusion of any other contractual rights and entitlements that Executive may have from the Company or Big 5 Corp. by reason of the termination of Executive's employment.

               5.4 NO MITIGATION. The payments required to be paid to Executive by the Company pursuant to Section 5 shall not be reduced or mitigated by amounts which Executive is capable of earning or does earn during any period following his Termination Date.

        6. COVENANTS.

               6.1 NON-INTERFERENCE COVENANT. Upon the termination of the employment relationship between the Company and Executive for any reason, whether upon the expiration of the Term or earlier, and for a period of two years thereafter (the "Non-Solicitation Period"), Executive agrees to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, soliciting or encouraging any employee of the Company or its direct or indirect subsidiaries who is employed in an executive, managerial, administrative or professional capacity or who


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possesses Confidential Material (as defined in Section 6.2), to leave the employment of the Company or its affiliated entities.

               6.2 NONDISCLOSURE OF CONFIDENTIAL MATERIAL.

                      (a) In the performance of his duties, Executive has previously had, and may be expected in the future to have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and has been and/or will be disclosed to Executive in confidence. Except in the performance of his duties to the Company, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, except that the foregoing disclosure prohibition shall not apply as to Confidential Material that has been publicly disclosed (not due to a breach by Executive of his obligations hereunder or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which Executive knows or reasonably should know). All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Amended Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in the possession or under the control of Executive.

                      (b) In light of the fact that the Confidential Material that Executive has acquired, and will acquire, is inextricably bound with Executive's knowledge regarding the conduct of the Company's business activities and that therefore Executive would necessarily use Confidential Material if he were to compete with the Company, Executive further agrees that during the term of Executive's employment relationship with the Company, he will not provide any services, whether as an officer, director, proprietor, employee, partner, consultant, advisor, agent, sales representative or otherwise, nor will he own beneficially securities of any entity (except that, in the case of any entity whose equity securities are publicly-held, he may beneficially own up to 2% of the outstanding equity securities of such entity) that, directly or indirectly, competes with any of the Company's present or future (up to the date of termination) business activities. Executive further agrees that, upon the termination of the employment relationship between the Company and Executive for any reason, whether upon the expiration of the Term or earlier (including a voluntary termination by Executive), the restrictions set forth in the previous sentence shall extend for the greater of (x) a six-month period after termination and (y) the remainder of the Term as then in effect (without any further extensions thereof) but for such termination.

               6.3 EQUITABLE RELIEF. Executive acknowledges that violation of either Section 6.1 or 6.2 would cause the Company irreparable damage for which the Company



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cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach by Executive of Section 6.1 or 6.2, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Amended Agreement or otherwise, and all of the Company's rights and remedies shall be unrestricted.

        7. ARBITRATION AS THE EXCLUSIVE REMEDY.

               7.1 ARBITRATION OF ALL DISPUTES. If Executive and the Company cannot resolve a dispute (whether arising in contract or tort or any other legal theory and whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of the employment relationship established herein or the termination thereof (a "Dispute"), then arbitration will be used to settle such Dispute. Because arbitration is generally faster and less expensive than other procedures for resolving disputes, both Executive and the Company agree that the arbitration procedure set forth below will be their exclusive remedy and waive any right to seek legal relief in any other form. In the event that a Dispute involves a claim which either Executive or the Company seeks to assert against a third party, the assertion of such claim against such third party in a court or other tribunal shall not relieve Executive and the Company from their respective obligations to resolve the Dispute between them by arbitration under Section 7. The parties further agree that arbitration shall be their exclusive remedy in the event of any Dispute which involves any third party (including any officer, director or agent of the Company or an affiliate of the Company) provided that such third party consents to participate in and be bound by such arbitration. The only exception to the preceding provisions of Section 7.1 is that the Company may seek provisional relief from any court having jurisdiction in the event of an alleged breach by Executive of Sections 6.1 or 6.2 or any other provision of this Amended Agreement pending a final determination by arbitration, in the event of any claim that would be rendered ineffectual without provisional relief and Executive may seek such provisional relief, pending a final determination by arbitration, in the event of any claim that would be rendered ineffectual without provisional relief. The arbitration will be conducted in accordance with the employment arbitration procedures of the American Arbitration Association ("AAA"), except as modified in this Amended Agreement.

               7.2 SELECTION OF ARBITRATORS. Each party shall have the right to designate one arbitrator within ten (10) business days from the date when the party initiating the arbitration files and delivers a notice of intent to arbitrate. If, within that time period, either party has failed to appoint an arbitrator, AAA shall make the appointment. The two arbitrators shall agree upon and designate a third arbitrator within ten (10) business days from the date of the appointment of the last-appointed arbitrator. In the event that the two arbitrators have not designated a third arbitrator within ten (10) business days from the date of the appointment of the last-appointed arbitrator, AAA shall appoint the third arbitrator. After the selection of arbitrators, the parties may mutually agree to used the third arbitrator as the sole arbitrator to resolve their dispute.


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               7.3 PROCEDURES. The party filing a claim must present it in writing to both the other party and the AAA office in Los Angeles within six months of the date the party filing the claim knew or should have known of it or the Termination Date, whichever is earlier. Any claim not brought within the required time period will be waived forever. In the arbitration proceedings (i) all testimony of witnesses shall be taken under oath, (ii) it is specifically contemplated and agreed by the parties hereto that the provisions of Section 1283.05 of the Code of Civil Procedure, as presently in force, be incorporated into and made a part of, and be applicable to, the arbitration agreement set forth in this Section 7.3, and (iii) upon conclusion of any arbitration proceedings hereunder, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Amended Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure.

                      Each party hereby agrees that the prevailing party shall be entitled to recover all costs incurred in preparation for and as a result of any such arbitration, including without limitation, filing fees, attorneys' fees, the compensation to be paid to the arbitrators in any such arbitration and costs of transcripts. The arbitrators shall not have power or competence to allocate between the parties in their award any such costs, expenses, fees or share of the arbitrators' compensation, except as provided in the preceding sentence.

        8. MISCELLANEOUS.

               8.1 EFFECTIVE DATE. The "Effective Date" of this Amended Agreement shall be the consummation of the initial public offering of Common Stock contemplated by the registration statement on Form S-1 filed with the Securities and Exchange Commission on August 21, 2001 (File No. 333-68094) (the "IPO"). If the IPO has not been consummated by August 31, 2002, this Amended Agreement shall terminate and be of no further force and effect. The Employment Agreement shall remain in full force and effect until this Amended Agreement becomes effective.

               8.2 JOINT AND SEVERAL OBLIGATIONS. The obligations and promises set forth herein by the Company and Big 5 Corp., including payment obligations, shall be joint and several undertakings of each such party, and, in the event of a breach of any of such obligations or promises, Executive may proceed hereunder against any one or more of such parties without waiving the right to proceed against the other.

               8.3 AGREEMENT AUTHORIZED. Executive hereby warrants that Executive is free to enter into this Amended Agreement and to render Executive's services pursuant hereto. The Company and Big 5 Corp. hereby warrant that any required authorization of this Amended Agreement by their respective boards of directors have been obtained.

               8.4 COUNSEL. Executive has read and understands this Amended Agreement and has sought the advice of counsel to the extent he has determined appropriate.

               8.5 PARTIAL INVALIDITY. If any term or provision of this Amended Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable (other than provisions going to the essence of this Amended



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Agreement), the remainder of this Amended Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Amended Agreement shall be valid and be enforced to the fullest extent permitted by law.

               8.6 NOTICES. Except as otherwise provided herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

               If to the Company, to:

                      Big 5 Sporting Goods Corporation
                      Attention:  Gary S. Meade
                      2525 East El Segundo Boulevard
                      El Segundo, California 90245
                      Fax #: (310) 297-7592

               If to Big 5 Corp., to:

                      Big 5 Corp.
                      Attention:  Gary S. Meade
                      2525 East El Segundo Boulevard
                      El Segundo, California 90245
                      Fax #: (310) 297-7592

               If to Executive, to:

                      Robert W. Miller
                      2525 East El Segundo Boulevard
                      El Segundo, California 90245
                      Fax #: (310) 297-7595

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 8.6, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.6, be deemed given upon receipt, (c) if delivered by mail in the manner described above to the address as provided in this Section 8.6, be deemed given on the earlier of the third business day following mailing or upon receipt and (d) if delivered by overnight courier to the address as provided in this Section 8.6, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

               8.7 ENTIRE AGREEMENT. This Amended Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties relating to such subject matter.



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Notwithstanding the foregoing, this Amended Agreement does not supersede the
Management Subscription and Stockholders Agreement between Executive and the Company dated as of November 11, 1997 and it is acknowledged that the parties may enter into other agreements in connection with Executive's employment, including Option agreements.

               8.8 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Amended Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. This Amended Agreement is solely for the benefit of the parties hereto and their respective permitted successors and assigns and no other person or entity shall have any rights under this Agreement; provided, however, it is expressly intended that Executive's estate and Spouse are third party beneficiaries of this Amended Agreement.

               8.9 MODIFICATION AND WAIVER. None of the terms or provisions hereof shall be modified or waived, and this Amended Agreement may not be amended or terminated, except by a written instrument signed by the party against which any modification, waiver, amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a continuing waiver.

               8.10 CONSTRUCTION AND ASSIGNMENT. This Amended Agreement shall be construed under and governed by the laws of the State of California. This Amended Agreement shall not be assignable by Executive. The terms and conditions of this Amended Agreement shall inure to the benefit of and be binding upon any successor to the business of the Company or Big 5 Corp.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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        IN WITNESS WHEREOF, the parties hereto have duly executed this Amended
Agreement as of the day and year first written above.



                                            THE COMPANY

                                            Big 5 Sporting Goods Corporation,
                                            a Delaware corporation


                                            By:
                                               --------------------------------
                                            Name:
                                                  -----------------------------
                                            Title:
                                                  -----------------------------


                                            BIG 5 CORP.

                                            Big 5 Corp.,
                                            a Delaware corporation

                                            By:
                                               --------------------------------
                                            Name:
                                                  -----------------------------
                                            Title:
                                                  -----------------------------


                                            EXECUTIVE


                                            -----------------------------------
                                            Robert W. Miller



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